Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK
The summary of the general terms and provisions of the capital stock of Hormel Foods Corporation (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), and Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Capital Stock
The Company is authorized to issue up to 1,600,000,000 shares of common stock, par value $.01465 per share (the “Common Stock”), 400,000,000 shares of nonvoting common stock, par value $.01 per share (the “Nonvoting Common Stock”), and 160,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The Company’s Board of Directors is authorized at any time and from time to time, subject to any limitations prescribed by law, to provide for the issuance of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
Voting Rights
The holders of shares of the Common Stock are entitled to one vote per share on all matters for each share of Common Stock owned of record by such holder. The holders of the Nonvoting Common Stock shall have no vote on any matter, except as required by law. Neither the Common Stock nor the Nonvoting Common Stock has cumulative voting rights. All questions at a meeting of the stockholders shall be decided by a majority vote of the number of shares entitled to vote represented at the meeting, in person or by proxy, except for the election of directors, or as otherwise provided by law, the Certificate or the Bylaws. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, each director shall be elected by the vote of a majority of the votes cast with respect to that director nominee at any meeting of stockholders for the election of directors at which a quorum is present. If, as of a date that is fourteen days in advance of the date that the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.
Dividend Rights
Subject to the rights of the holders of Preferred Stock and any other class or series having a preference as to dividends over the Common Stock or Nonvoting Common Stock, as applicable, then outstanding, the holders of the Common Stock or Nonvoting Common Stock, as applicable, are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Company’s Board of Directors, provided, however, that: (a) no cash dividend or other distribution of assets, rights, evidence of indebtedness or any other property shall be declared, paid or made to the holders of Common Stock or Nonvoting Common Stock unless a cash dividend or other such distribution in like kind and equal per-share amount is simultaneously declared, paid or made to the holders of Nonvoting Common Stock or Common Stock; and that (b) stock dividends declared on Common Stock or Nonvoting Common Stock, shall be payable solely in shares of Common Stock or Nonvoting Common Stock.

Liquidation Rights
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock and any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock are entitled to share ratably on a per-share basis with the holders of the Nonvoting Common Stock as a single class in all of the remaining assets of the Company of whatever kind available for distribution to stockholders.
No Preemptive Rights
There are no preemptive, subscription, conversion, redemption or sinking fund rights pertaining to the Common Stock or the Nonvoting Common Stock. The absence of preemptive rights could result in a dilution of the interest of investors should additional capital stock be issued.
Listing
The Common Stock is currently traded on the New York Stock Exchange under the symbol “HRL.”
Anti-Takeover Provisions
The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:
Business Combinations
The Certificate provides that (a) any merger or consolidation of the Company with or into any other corporation; (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company to or with any other corporation, person or other entity; (iii) the issuance or transfer of any securities of the Company to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $5,000,000); or (iv) the issuance or transfer of any securities of the Company to any other corporation, person or other entity for cash, shall require the affirmative vote of the holders of (a) at least 75% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), and (b) at least a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors which are not beneficially owned, directly or indirectly, by such other corporation, person or other entity, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or other entity is the beneficial owner, directly or indirectly of 5% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange. The foregoing restriction does not apply to any transaction described in clauses (i), (ii), (iii) or (iv) above, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors (consider for this purpose as one class) is owned of record or beneficially by the Company and/or its subsidiaries; or (ii) with another corporation, person or other entity if the Company’s Board of Directors shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. To amend, alter, change, repeal, directly or indirectly, this provision of the Certificate, the affirmative vote of the holders of (i) at least 75% percent of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors and (ii) at least a majority of the outstanding shares of the Company entitled to vote generally in the election of directors exclusive of all voting stock of the Company beneficially owned, directly or indirectly by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal, and to vote thereon, the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.
Delaware Anti-Takeover Law
In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “Business Combination” (as defined below) with an “Interested Stockholder” (as defined below) for a three-year period following the time that this stockholder becomes an interested stockholder, unless the Business Combination is approved in a prescribed manner. A Business Combination includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An Interested Stockholder is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a Business Combination between a corporation and an Interested Stockholder is prohibited for three years unless it satisfies one of the following conditions:

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Before the stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;

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Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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At or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.
Special Meetings of Stockholders
The Company’s Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Company’s Board of Directors, or by the Secretary at the request, in writing, of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding.
Advance Notice of Stockholder Business Proposals and Nominations
The Company’s Bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Company’s Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations (i) specified in the notice of meeting, (ii) directed to be brought before the meeting by the Board of Directors or (iii) proposed at the meeting by a stockholder who (A) was a stockholder of record at the time of giving the notice provided for in the Bylaws, (B) is entitled to vote at the meeting, and (C) gives prior notice of the matter, which must otherwise be a proper matter for stockholder action, in the manner provided in the Bylaws.  For business to be properly brought before the annual meeting by a stockholder, the stockholder must give written notice to the Secretary of the Company so as to be received at the principal executive offices of the Company at least ninety days before the date that is one year after the prior year’s annual meeting. These provisions could have the effect of delaying stockholder actions that may be favored by the holders of a majority of the Company’s outstanding voting capital stock until the next stockholder meeting, or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Authority of the Board of Directors
The Board of Directors has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, and the right to fill vacancies of the Board of Directors. Under the Charter Documents, the Company’s Board of Directors has the authority to make, alter, amend and rescind the Bylaws upon the affirmative vote of a majority of the Board of Directors; the Bylaws may also be altered or amended at any meeting of the stockholders by the affirmative vote of a majority of the stock issued and outstanding.